UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2015

Andatee China Marine Fuel Services Corporation

(Exact name of registrant as specified in its charter)

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Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Unit C, No.68 of West Binhai Road, Xigang District, Dalian, P.R. of China

(Address of Principal Executive Office) (Zip Code)

011 (86411) 8240 8939

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On August 17, 2015, the Board of Directors (the “Board”) of the Company terminated employment of Wang Hao as the Company’s Chief Executive Officer, effective immediately.

Following such termination, the Board appointed An Fengbin to serve as the Company’s Chief Executive Officer, effective immediately. Mr. An currently serves as the Chairman of the Board. From May 2004 to December 2013, Mr. An has served as the Company’s Chairman, President and Chief Executive Officer. From 1985 to 1996, Mr. An worked in the Credit and Loan Department of China Agricultural Bank where he held the title of Deputy Director of Corporate Department, following which engagement he joined Dalian Zhenyuan Oil Blending Co., Ltd. as a General Manager in 1996 and remained until May 2000. In September 2001, he established a joint venture with Sinopec Corp. (China Petroleum & Chemical Corporation) and founded Xingyuan. Mr. An graduated from Dongbei Finance and Economics University in September 2003 with a degree in Economic Management degree.

There is no arrangement or understanding between Mr. An and any other persons pursuant to which he was appointed as discussed above. Nor are there any family relationships between Mr. An and any executive officers and directors. Further, there are no transactions involving the Company and such persons which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Upon his appointment, Mr. An will be eligible to receive annual salary as determined by the Board and to participate in the Company’s health and other benefits that are available to the members of the Company’s executive management.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

NA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ An Fengbin
An Fengbin, Chief Executive Officer

Date: August 21, 2015.